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                                   EXHIBIT F

                         BEDFORD DIRECTORSHIP AGREEMENT



        THIS BEDFORD DIRECTORSHIP AGREEMENT (the "Agreement") is made and entered into as of this 18th day of September, 1995 by and between Thomas H. Nolan (the "Director") and AEW Partners, L.P. ("AEW").

                                 R E C I T A L S

        a. AEW has executed a Series A Preferred Stock Purchase Agreement with Bedford Properties, Inc. ("Bedford") pursuant to which AEW will acquire 8,333,334 shares of Series A Preferred Stock of Bedford.

        b. In turn, the shares of Series A Preferred Stock of Bedford will allow AEW to appoint two directors to the Bedford Board of Directors.

        c. The Director has been appointed by AEW to serve as a Director of Bedford and has agreed to do so, subject to the terms and conditions of this Agreement.

        THE PARTIES AGREE AS FOLLOWS:

        1. Bedford Stock Options. Pursuant to the terms of the Bedford Nonemployee Director Stock Option Plan, the Director will receive options to purchase 50,000 shares of Common Stock of Bedford (the "Options"). The parties agree that to the extent permitted by applicable law, the Options and the Shares underlying the Options (the "Shares") will be held for the benefit of AEW. Upon written request by AEW, the Director shall exercise the Options and transfer the underlying Shares to AEW.

        AEW shall provide the Director with all necessary consideration required to exercise the Options.



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        2. Tax Indemnification; Indemnification For Breach. AEW hereby indemnifies and holds Director harmless from and against any federal or state tax liability which Director or his legal representatives may now, or hereafter, be held liable for, or be claimed to be liable for, in any way relating to (i) Director receiving or holding the Options, (ii) Director holding the Shares after exercise, or (iii) Director's transfer of the Shares to AEW, including, without limitation, any legal or other costs incurred by Director in connection with any claim made by federal or state tax authorities relating to any such tax liability or claim of tax liability. For this purpose, a tax liability shall include taxes and interest and penalties related thereto. The parties recognize the possibility that payments made by AEW to Director hereunder may themselves be subject to tax and intend this indemnification to apply also to any such payment with the objective that Director shall receive sufficient payments from AEW to cover fully Director's net tax liability on all payments so received (after giving effect to any refunds of tax or interest), and any costs, including without limitation, legal costs associated with any claim of tax liability, and that Director shall not incur any out-of-pocket expense after receipt of AEW's full indemnification.

        AEW hereby also indemnifies and holds Director harmless from and against any claims, suits, actions, judgments, damages, or other liability now or hereafter incurred by Director or his representatives as a result of any direct or indirect claim by Bedford or any representative thereof, that Director's holding of the Options and the Shares for the


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benefit of AEW was in breach or violation of the Stock Option Agreement under which the Options were provided to Director.

        3. Payments.

        All payments pursuant to this Agreement shall be made within 10 days of AEW's receipt of a written notice from Director indicating the reasonable basis for an indemnification payment such as a notice of deficiency or an opinion of counsel to the effect that income related to the Options or the Shares should be included in Director's tax return. In case of any "gross-up" payment as to which the amount of the tax liability cannot then be reasonably determined, Director shall receive additional indemnification at the time of the "gross-up" payment on the assumption that Director is subject to the highest rate of federal and state taxation. Any such payment shall be subject to adjustment when its amount is determined as by the filing of a return.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          AEW PARTNERS, L.P.
                                          By: AEW/L.P., its General Partner

/s/ Thomas H. Nolan                           By: AEW, Inc., its General Partner
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Thomas H. Nolan
Director                                          By /s/ J. Grant Monahan
                                                    ----------------------------
                                                    J. Grant Monahan
                                                    Vice President



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